EXHIBIT 99.1
DEVELOPERS DIVERSIFIED REALTY CORPORATION
For Immediate Release:

Contact:	Scott A. Wolstein Chairman Chief Executive Officer 216-755-5500	Michelle M. Dawson Vice President of Investor Relations 216-755-5455
DEVELOPERS DIVERSIFIED REALTY REPORTS FFO OF $0.74
PER SHARE FOR THE THREE MONTH PERIOD
ENDED SEPTEMBER 30, 2005
     CLEVELAND, OHIO, October 27, 2005 - Developers Diversified Realty Corporation (NYSE: DDR), a real estate investment trust (“REIT”), today announced that third quarter 2005 Funds From Operations (“FFO”), a widely accepted measure of REIT performance, on a per share basis was $0.74 (diluted and basic) as compared to $0.72 (diluted and basic) per share for the same period in the previous year, an increase of 2.8%. FFO available to common shareholders was $81.8 million for the quarter ended September 30, 2005, as compared to $74.9 million for the third quarter of 2004, an increase of 9.2%. Net income available to common shareholders for the three month period ended September 30, 2005 increased 52.4% to $46.5 million or $0.43 per share (diluted and basic) compared to third quarter 2004 net income of $30.5 million, or $0.30 per share (diluted and basic). The increase in net income for the quarter ended September 30, 2005 is primarily related to the acquisition of 15 properties from Caribbean Property Group (“CPG”) in January 2005 and gain on sale of real estate assets.
     On a per share basis, FFO (diluted) was $2.47 and $2.26 for the nine month periods ended September 30, 2005 and 2004, respectively, an increase of 9.3%. FFO available to common shareholders for the nine months ended September 30, 2005 was $273.4 million compared to FFO available to common shareholders for the nine month period ended September 30, 2004 of $219.3 million. Net income available to common shareholders for the nine month period ended September 30, 2005 was $192.4 million, or $1.76 per share (diluted) and $1.78 (basic) in 2005, compared to net income available to common shareholders of $145.0 million, or $1.52 per share (diluted) and $1.53 (basic) for the prior comparable period. The increase in net income is primarily attributable to an increase on gain on sales of real estate, primarily to the Company’s MDT Joint Venture, the acquisition of assets from Benderson in May 2004 and the acquisition of 15 properties from CPG in January 2005.
     Scott Wolstein, DDR’s Chairman and Chief Executive Officer stated, “I am pleased to report this quarter’s earnings which reflect the continued solid operating performance of our community center portfolio. In addition to our strong operating results, we have also improved our balance sheet by terming out our maturities, reducing our exposure to variable rate debt and creating a significant amount of liquidity and cash flow. As we continue to focus on our core competencies of leasing and developing retail real estate, I believe we are well positioned to capture future opportunities to further enhance our growth and capital structure.”
     FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry. Management believes that FFO provides an additional indicator of the financial performance of a REIT. The Company also believes that FFO more appropriately measures the core operations of the Company and provides a benchmark to its peer group. FFO does not represent cash generated from operating activities in accordance with generally accepted accounting principles, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income computed in accordance with GAAP as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. FFO is defined and calculated by the Company as net income, adjusted to exclude: (i) preferred dividends, (ii) gains (or losses) from sales of depreciable real estate property, except for those sold through the Company’s merchant building program, which are presented net of taxes, (iii) sales of securities, (iv) extraordinary items, (v) cumulative effect of changes in accounting standards and (vi) certain non-cash items. These non-cash items principally include real property depreciation and amortization of intangibles, equity income from joint ventures and equity income from minority equity investments and adding the Company’s proportionate share of FFO from its unconsolidated joint ventures and minority equity investments, determined on a consistent basis. Other real estate companies may calculate FFO in a different manner. A reconciliation of net income to FFO is presented in the financial highlights section.
Leasing:
     Leasing activity continues to be strong throughout the portfolio. During the third quarter of 2005, the Company executed 128 new leases aggregating approximately 770,000 square feet and 207 renewals aggregating approximately 745,000 square feet. Rental rates on new leases increased by 10.3% to $12.48 per square foot and rental rates on renewals increased by 11.0% to $14.06 per square foot as compared to previously occupied rental rates. On a blended basis, rental rates for new leases and renewals increased by 10.8% to $13.25 per square foot. At September 30, 2005, the average annualized base rent per occupied square foot, including those properties owned through joint ventures, was $11.22.
     At September 30, 2005, the portfolio, including those properties owned through joint ventures, was 96.0% leased. Excluding the impact of the properties acquired from Benderson Development, Caribbean Property Group and Mervyn’s, the portfolio was 95.7% leased, as compared to 95.4% at September 30, 2004. These percentages include tenants for which signed leases have been executed and occupancy has not occurred. Based on tenants in place and responsible for paying rent as of September 30, 2005, the portfolio was 95.0% occupied. Excluding the impact of the properties acquired from Benderson Development, Caribbean Property Group and Mervyn’s, the portfolio was 94.8% occupied, as compared to 94.5% at September 30, 2004.
     Same store Net Operating Income (“NOI”) relating to Core Portfolio Properties (i.e., shopping center properties owned since January 1, 2004, including those owned through joint ventures and excluding properties under redevelopment) increased approximately $6.0 million (or 2.1%) for the nine months ended September 30, 2005.
Strategic Real Estate Transactions:
Mervyn’s Stores
     In mid September 2005, the Company formed a joint venture (the “Mervyn’s Joint Venture”) with Macquarie DDR Trust (“MDT”), which acquired the underlying real estate of 35 operating Mervyn’s stores for approximately $375.5 million. The Mervyn’s Joint Venture, owned 50% by the Company and 50% by MDT, obtained approximately $244.0 million of debt, of which $212.6 million is a five-year secured non-recourse financing at a fixed rate of approximately 5.2% and $31.4 million is at LIBOR plus 72 basis points for two years. The Company owns a 50% interest in the Mervyn’s Joint Venture and is responsible for the day-to-day management of the assets and receives fees in accordance with the same fee schedule as the Company’s other joint venture with MDT for property management. The Mervyn’s Joint Venture is expected to acquire two additional assets in the fourth quarter of 2005. The Company funded its portion of the equity in the Mervyn’s Joint Venture with the Company’s primary revolving credit facility.
     During the third quarter, the Company earned approximately $2.5 million of acquisition and financing fees from MDT. Pursuant to Financial Interpretation 46 (“FIN 46”), the Company is required to consolidate the Mervyn’s Joint Venture and, therefore, the $2.5 million of fees earned are accounted for as reduction of basis in the real estate assets. As a result, these fees are eliminated in consolidation and not reflected in net income or FFO.
     On September 30, 2005, the Company also purchased an additional Mervyn’s site for the Company’s wholly-owned portfolio in a shopping center, currently owned by the Company, in Salt Lake City, Utah for approximately $14.4 million. The Company expects to purchase a second Mervyn’s site in California for the Company’s wholly-owned portfolio in the fourth quarter of 2005.
Sale of Office and Industrial Assets
     On September 30, 2005, the Company sold 25 office and industrial buildings aggregating approximately 3.2 million square feet for approximately $177.0 million, which includes a contingent purchase price of approximately $7.0 million in subordinated equity, based on the portfolio’s subsequent performance, including proceeds from a potential disposition. The Company recorded a gain of approximately $5.3 million which does not include any contingent purchase price.
Expansions:
     During the nine month period ended September 30, 2005, the Company completed five expansions and redevelopment projects located in Tallahassee, Florida; Suwanee, Georgia; Hendersonville, North Carolina; Allentown, Pennsylvania and Johnson City, Tennessee at an aggregate cost of $16.8 million. The Company is currently expanding/redeveloping twelve shopping centers located in Gadsden, Alabama; Hoover, Alabama; Ocala, Florida; Stockbridge, Georgia; Ottumwa, Iowa; Gaylord, Michigan; Princeton, New Jersey; Rome, New York; Mooresville, North Carolina; Erie, Pennsylvania and two projects in Bayamon, Puerto Rico, at a projected incremental cost of approximately $62.4 million. The Company is also scheduled to commence construction on an additional expansion and redevelopment project at its shopping center located in Amherst, New York.
     During the nine month period ended September 30, 2005, a joint venture of the Company completed the expansion of its shopping center located in Merriam, Kansas at an aggregate cost of $1.2 million. Four of the Company’s joint ventures are currently expanding/redeveloping their shopping centers located in Phoenix, Arizona; Lancaster, California; St. Petersburg, Florida and Kansas City, Missouri at a projected incremental cost of approximately $61.0 million. Two of the Company’s joint ventures are also scheduled to commence additional expansion/redevelopment projects at their shopping centers located in Deer Park, Illinois and Kirkland, Washington.
Development (Consolidated):
     During the nine month period ended September 30, 2005, the Company substantially completed the construction of three shopping center projects located in Overland Park, Kansas; Lansing, Michigan and Mt. Laurel, New Jersey.
     The Company currently has seven shopping center projects under construction. These projects are located in Miami, Florida; Nampa, Idaho; Chesterfield, Michigan; Freehold, New Jersey; Apex, North Carolina (Beaver Creek Crossings — Phase I); Pittsburgh, Pennsylvania and San Antonio, Texas. These projects are scheduled for completion during 2005 through 2007 at a projected aggregate cost of approximately $349.7 million and will create an additional 3.4 million square feet of retail space. At September 30, 2005, approximately $152 million of costs were incurred in relation to these development projects.

     The Company anticipates commencing construction in 2005 and early 2006 on six additional shopping centers located in Homested, Florida; McHenry, Illinois; Norwood, Massachusetts; Seabrook, New Hampshire; Horseheads, New York and McKinney, Texas.
Development (Joint Ventures):
     The Company has joint venture development agreements for four shopping center projects. These projects have an aggregate projected cost of approximately $119.2 million. These projects are located in Merriam, Kansas; Jefferson County (St. Louis), Missouri; Apex, North Carolina (Beaver Creek Crossings — Phase II, adjacent to a wholly-owned development project) and San Antonio, Texas. The projects located in Merriam, Kansas and San Antonio, Texas are being developed through the Coventry II program. A portion of the project located in Jefferson County (St. Louis), Missouri has been substantially completed. The remaining projects are scheduled for completion during 2005 through 2007. At September 30, 2005, approximately $57.1 million of costs were incurred in relation to these development projects.
Dispositions:
     In addition to the sale of business centers discussed above, in the third quarter of 2005, the Company sold five shopping center properties aggregating 0.4 million square feet for approximately $12.8 million and recognized a non-FFO gain of approximately $5.7 million. The Company sold several out parcels during the third quarter and recognized a gain of approximately $1.3 million from these sales.
     In August 2005, one of the Company’s joint ventures with Coventry Real Estate Partners sold a 283,000 square foot shopping center in Long Beach, California for approximately $75.6 million. The joint venture recorded an aggregate gain of $20.2 million. In conjunction with this transaction, the Company recognized a contribution to FFO of $3.7 million through its investment in the joint venture.
Financings:
     In October 2005, the Company issued $350 million of seven-year senior unsecured notes. The 5.375% notes are due on October 15, 2012 and were offered at 99.52% of par. The notes are redeemable prior to maturity at par value plus a make-whole premium. If the notes are redeemed within 90 days of the maturity date, no make-whole premium will be paid. The effective interest rate, after taking into account the treasury rate locks that were previously entered into by the Company, will adjust the seven-year rate to an effective rate of 5.1%. Proceeds from the offering were used for general corporate purposes, including repayment of floating rate debt on the Company’s revolving credit facilities. After taking into account the above transaction the Company’s total floating rate debt was approximately 20% of total consolidated debt at September 30, 2005.
     In July 2005, the Company’s Community Centers V and VII joint ventures closed on several loans aggregating $298.0 million of which $280.0 million bears a fixed rate of 5.295% for five years and the remaining $18.0 million bears a floating rate of LIBOR plus 2.0% for two years. The loan proceeds were used to repay existing debt of approximately $167.0 million, with a weighted average interest rate of 6.5%. The additional $131 million was remitted to DDR, of which $65.2 million related to the repayment of an advance made to certain joint venture partners in the Community Centers V and VII joint ventures in April 2005.
     Developers Diversified Realty Corporation currently owns and manages approximately 500 retail operating and development properties in 44 states, plus Puerto Rico, comprising approximately 113 million square feet of real estate. DDR is a self-administered and self-managed real estate investment trust (REIT) operating as a fully integrated real estate company which acquires, develops, leases and manages shopping centers.

     A copy of the Company’s Supplemental Financial/Operational package is available to all interested parties upon request at our corporate office to Michelle M. Dawson, Vice President of Investor Relations, Developers Diversified Realty Corporation, 3300 Enterprise Parkway, Beachwood, OH 44122 or on our Website which is located at http://www.ddr.com.
     Developers Diversified Realty Corporation considers portions of this information to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21 E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area, competition from other available space, dependence on rental income from real property, the loss of a major tenant, constructing properties or expansions that produce a desired yield on investment or inability to enter into definitive agreements with regard to our financing arrangements or our failure to satisfy conditions to the completion of these arrangements. For more details on the risk factors, please refer to the Company’s Form on 10-K as of December 31, 2004.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues:
Minimum rents (A)	$126,863	$115,682	$375,563	$295,698
Percentage and overage rents (A)	1,335	1,565	4,915	4,657
Recoveries from tenants	39,527	30,896	115,233	83,605
Ancillary income	2,797	857	6,601	2,161
Other property related income	1,333	1,257	3,998	3,276
Management fee income	4,701	3,761	13,976	10,463
Development fees	745	930	1,913	1,724
Other (B)	3,771	2,184	8,126	12,151

	181,072	157,132	530,325	413,735

Expenses:
Operating and maintenance	22,989	15,779	70,400	44,207
Real estate taxes	21,808	20,556	62,585	53,427
General and administrative (C)	14,146	11,486	40,188	32,980
Depreciation and amortization	39,965	35,584	117,321	88,679

	98,908	83,405	290,494	219,293

Other income (expense):
Interest income	2,959	811	6,392	3,168
Interest expense	(46,942)	(35,789)	(131,683)	(88,597)
Other expense (D)	(660)	(1,427)	(2,526)	(1,460)

	(44,643)	(36,405)	(127,817)	(86,889)

Income before equity in net income of joint ventures, minority equity interests, income tax of taxable REIT subsidiaries, discontinued operations, gain on sales of real estate and cumulative effect of adoption of a new accounting standard	37,521	37,322	112,014	107,553
Equity in net income of joint ventures (E)	11,418	5,322	25,984	30,486
Minority equity interests (F)	(2,605)	(1,199)	(5,204)	(3,338)
Income benefit (tax) of taxable REIT subsidiaries and franchise taxes	10	(881)	(555)	(2,257)

Income from continuing operations	46,344	40,564	132,239	132,444
Income from discontinued operations (G)	11,402	2,637	15,478	5,979

Income before gain on sales of real estate and cumulative effect of adoption of a new accounting standard	57,746	43,201	147,717	138,423
Gain on sales of real estate, net of tax	2,531	1,115	86,065	46,492

Income before cumulative effect of adoption of a new accounting standard	60,277	44,316	233,782	184,915
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	(3,001)

Net income	$60,277	$44,316	$233,782	181,914

Net income, applicable to common shareholders	$46,485	$30,524	$192,405	145,000

Funds From Operations (“FFO”):
Net income applicable to common shareholders	$46,485	$30,524	$192,405	$145,000
Depreciation and amortization of real estate investments	42,172	36,925	122,506	92,890
Equity in net income of joint ventures (E)	(11,418)	(5,322)	(25,984)	(30,486)
Joint ventures’ FFO (E)	15,358	10,642	37,438	34,384
Minority equity interests (OP Units) (F)	729	719	2,187	1,916
(Gain) loss on sales of depreciable real estate, net	(11,543)	1,399	(55,162)	(27,400)
Cumulative effect of adoption of a new accounting standard (H)	—	—	—	3,001

FFO available to common shareholders	81,783	74,887	273,390	219,305
Preferred dividends	13,792	13,792	41,377	36,914

FFO	$95,575	$88,679	$314,767	$256,219

Per share data:
Earnings per common share
Basic	$0.43	$0.30	$1.78	$1.53

Diluted	$0.43	$0.30	$1.76	$1.52

Dividends Declared	$0.54	$0.51	$1.62	$1.43

Funds From Operations — Basic (I)	$0.74	$0.72	$2.49	$2.28

Funds From Operations — Diluted (I)	$0.74	$0.72	$2.47	$2.26

Basic — average shares outstanding (thousands) (I)	108,431	102,079	108,239	94,509

Diluted — average shares outstanding (thousands) (I)	109,211	103,030	110,453	96,921

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(A)	Increases in base and percentage rental revenues for the nine month period ended September 30, 2005 as compared to 2004, aggregated $76.3 million consisting of $4.5 million related to leasing of core portfolio properties (an increase of 2.3% from 2004), $100.7 million from the acquisition of assets, and $5.4 million related to developments and redevelopments. These amounts were offset by a decrease of $1.6 million relating to the Company’s remaining seven business center properties and $32.7 million due to the sale of properties to joint ventures in 2004 and 2005. Included in the rental revenues for the nine month period ended September 30, 2005 and 2004 is approximately $9.0 million and $5.3 million, respectively, of revenue resulting from the recognition of straight line rents.

(B)	Other income for the three and nine month periods ended September 30, 2005 and 2004 was comprised of the following (in millions):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Lease termination fees and bankruptcy settlements	$3.6	$2.2	$5.1	$9.1
Financing fees	—	—	2.3	3.0
Other miscellaneous	0.2	—	0.7	0.1

	$3.8	$2.2	$8.1	$12.2

(C)	General and administrative expenses include internal leasing salaries, legal salaries and related expenses associated with the releasing of space, which are charged to operations as incurred. For the nine month periods ended September 30, 2005 and 2004, general and administrative expenses were approximately 4.6% of total revenues, including joint venture revenues, for each period.

(D)	Other expense is comprised of abandoned acquisition and development project costs and certain litigation costs. In 2005, the Company incurred certain non-recurring litigation costs of $1.6 million.

(E)	The following is a summary of the Company’s share of the combined operating results relating to its joint ventures (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2005 (b)	2004 (b)	2005	2004
Revenues from operations (a)	$108,641	$83,175	$319,064	$233,505

Operating expense	37,817	28,551	111,481	79,919
Depreciation and amortization of real estate investments	22,214	20,653	63,814	44,209
Interest expense	29,636	20,060	87,106	55,062

	89,667	69,264	262,401	179,190

Income from operations before gain on sale of real estate and discontinued operations	18,974	13,911	56,663	54,315
Gain on sale of real estate	38	4,834	797	4,826
(Loss) income from discontinued operations, net of tax	(154)	(62)	(378)	1,065
Gain on sale of discontinued operations, net of tax	26,773	993	35,495	24,885

Net income	$45,631	$19,676	$92,577	$85,091

DDR Ownership interests (b)	$14,086	$6,061	$28,083	$31,426

Funds From Operations from joint ventures are summarized as follows:
Net income	$45,631	$19,676	$92,577	$85,091
Gain on sale of real estate, including discontinued operations	(22,594)	(4,834)	(12,727)	(24,250)
Depreciation and amortization of real estate investments	22,554	21,827	65,478	46,263

	$45,591	$36,669	$145,328	$107,104

DDRC Ownership interests (b)	$15,358	$10,642	$37,438	$34,384

DDRC Partnership distributions received, net (c)	$90,250	$12,866	$113,720	$61,920

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(a)	Revenues for the three month periods ended September 30, 2005 and 2004 included approximately $2.0 million and $1.7 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $0.4 million and $0.5 million, respectively. Revenues for the nine month periods ended September 30, 2005 and 2004 included approximately $5.6 million and $4.4 million, respectively, resulting from the recognition of straight line rents of which the Company’s proportionate share is $1.0 million, in each period.

(b)	Included in the Company’s equity in net income and FFO from joint ventures for the nine months ended September 30, 2004, is approximately $3.2 million of gain related to the sale of a joint venture property at the end of 2003. This amount was recorded as a gain at the joint venture level in 2003 but was deferred by DDR until certain construction and leasing obligations were achieved.

The Company’s share of joint venture net income has been reduced by $2.6 million and $0.7 million for the three month period ended September 30, 2005 and 2004, respectively and by $2.1 million and $1.0 million for the nine month period ended September 30, 2005 and 2004, respectively, to reflect additional basis depreciation and adjustments to gain on sale.

At September 30, 2005 and 2004, the Company owned joint venture interests, excluding consolidated joint ventures, relating to 112 and 74 shopping center properties, respectively. In addition, at September 30, 2005 and 2004, respectively, the Company, through a joint venture, owned an interest of approximately 25% in 55 and 66 shopping center sites formerly owned by Service Merchandise, respectively.

(c)	Distributions include funds received from asset sales and refinancings in addition to ongoing operating distributions.
(F)	Minority equity interests are comprised of the following (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Minority interests	$1,876	$480	$3,017	$1,422
Operating partnership units	729	719	2,187	1,916

	$2,605	$1,199	$5,204	$3,338

(G)	The operating results relating to assets classified as discontinued operations are summarized as follows (in thousands):

	Three Month Period		Nine Month Period
	Ended September 30,		Ended September 30,
	2005	2004	2005	2004
Revenues	$6,345	$8,695	$19,550	$25,965

Expenses:
Operating	2,974	3,295	8,217	9,694
Impairment charge	—	586	642	586
Interest, net	1,171	1,413	3,625	4,291
Depreciation	1,773	2,099	5,501	6,073
Minority interests	3	(15)	64	(39)

Total expenses	5,921	7,378	18,049	20,605

Income before gain on sale of real estate	424	1,317	1,501	5,360
Gain on sales of real estate(1)	10,978	1,320	13,977	619

Net income	$11,402	$2,637	$15,478	$5,979

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands — except per share data)
(1)	During 2005, the Company’s gain on sales of real estate was reduced by $1.9 million relating to debt prepayment costs incurred as a result of the sales transaction. This debt prepayment has been accounted for as a cost of sale and neither the gross gain on sale nor the related costs of the sale have been included in FFO.
(H)	The Company recorded a charge of $3.0 million in 2004 as a cumulative effect of adoption of a new accounting standard (FIN 46) attributable to the consolidation of the shopping center in Martinsville, Virginia. This amount represents the minority partner’s share of cumulative losses in the partnership.

(I)	For purposes of computing FFO per share (basic), the weighted average shares outstanding were adjusted to reflect the conversion of 1.3 million and 1.4 million Operating Partnership Units (OP Units) outstanding at September 30, 2005 and 2004 into 1.3 million and 1.4 million common shares of the Company for each of the three month periods ended September 30, 2005 and 2004, respectively, and 1.3 million for each of the nine month periods ended September 30, 2005 and 2004, on a weighted average basis. The weighted average diluted shares and OP Units outstanding were 110.8 million and 104.6 million for the three month periods ended September 30, 2005 and 2004, respectively, and 110.7 million and 97.1 million for the nine month periods ended September 30, 2005 and 2004, respectively.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(In thousands)
Selected Balance Sheet Data:

	September 30, 2005(1)		December 31, 2004
Assets:
Real estate and rental property:
Land	$1,815,470		$1,238,242
Buildings	4,597,943		3,998,972
Fixtures and tenant improvements	138,236		120,350
Construction in progress	372,250		245,860

	6,923,899		5,603,424
Less accumulated depreciation	(632,717)		(568,231)

Real estate, net	6,291,182		5,035,193

Cash	38,880		49,871
Advances to and investments in joint ventures	295,022	(2)	288,020
Notes receivable	17,245		17,823
Receivables, including straight line rent, net	103,018		84,843
Other assets, net	95,005		107,797

	$6,840,352		$5,583,547

Liabilities:
Indebtedness:
Revolving credit facilities	$440,000		$60,000
Variable rate unsecured term debt	200,000		350,000
Unsecured debt	1,618,727		1,220,143
Mortgage and other secured debt	1,578,507		1,088,547

	3,837,234		2,718,690
Dividends payable	65,753		62,089
Other liabilities	218,467		192,514

	4,121,454		2,973,293
Minority interests	126,321		55,935
Shareholders’ equity	2,592,577		2,554,319

	$6,840,352		$5,583,547

(1)	Amounts include the consolidation of the Mervyn’s, 50% owned joint venture, formed in September 2005, of $368.6 million of real estate assets, $244.0 million of mortgage debt and $70.5 million of minority interests.

(2)	Includes $94.1 million of advances to the Service Merchandise Joint Venture funded in the second quarter of 2005.

DEVELOPERS DIVERSIFIED REALTY CORPORATION
Financial Highlights
(in thousands)
Selected Balance Sheet Data (Continued):
Combined condensed balance sheets relating to the Company’s joint ventures are as follows:

	September 30, 2005	December 31, 2004
Land	$895,165	$798,852
Buildings	2,516,155	2,298,424
Fixtures and tenant improvements	54,867	42,922
Construction in progress	45,047	25,151

	3,511,234	3,165,349
Accumulated depreciation	(197,103)	(143,170)

Real estate, net	3,314,131	3,022,179
Receivables, including straight line rent, net	75,399	68,596
Leasehold interests	23,790	26,727
Other assets	129,653	96,264

	$3,542,973	$3,213,766

Mortgage debt (a)	$2,205,887	$1,803,420
Notes and accrued interest payable to DDR	106,390	20,616
Amounts payable to other partners	—	46,161
Other liabilities	86,544	75,979

	2,398,821	1,946,176
Accumulated equity	1,144,152	1,267,590

	$3,542,973	$3,213,766

(a)	The Company’s proportionate share of joint venture debt aggregated approximately $516.8 million and $420.8 million at September 30, 2005 and December 31, 2004, respectively.